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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G




                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                             Russ Berrie & Co., Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    782233100
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check here if a fee is being paid with this statement: . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













                               PAGE 1 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   782233100                 13G                 Page  2  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiaries, NM Capital Management, Inc. and John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, BD, IA, HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   782233100                 13G                 Page  3  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiaries NM Capital Management, Inc., and John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   782233100                 13G                 Page  4  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Asset Management
          I.R.S. No.   04-3279774
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiaries NM Capital Management, Inc. and John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   782233100                 13G                 Page  5  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Berkeley Financial Group
          I.R.S. No. 04-3145626
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,578,432: 1,493,232 through its direct, wholly-owned subsidiary, NM Capital Management, Inc. and 85,200 through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   782233100                 13G                 Page  6  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NM Capital Management, Inc.
          I.R.S. No. 85-0268885
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          New Mexico
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 603,587

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each
                            -0-
                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  1,493,232

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,493,232
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.9%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 11 PAGES

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


     Item 1(a)      Name of Issuer:
                    Russ Berrie & Co., Inc.

     Item 1(b)      Address of Issuer's Principal Executive Offices:
                    111 Bauer Drive
                    Oakland, NJ 07436

     Item 2(a)      Name of Person Filing:
                    This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM's wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's direct wholly-owned subsidiary, NM Capital Management, Inc. ("NM").

     Item 2(b)      Address of the Principal Offices:
                    The principal business offices of JHMLICO, JHSI and JHAM are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principle business office of TBFG is located at 101 Huntington Avenue, Boston, Massachusetts 02199. The principal business office of NM is 6501 Americas Parkway, Suite 950, Albuquerque, NM 87110-5372.


     Item 2(c)      Citizenship:
                    JHMLICO, JHAM and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware. NM was organized and exists under the laws of the State of New Mexico.

     Item 2(d)      Title of Class of Securities:
                    Common Stock

     Item 2(e)      CUSIP Number:
                    782233100

     Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                    JHMLICO:  (a) (X)   Broker or Dealer registered under ss.15
                                        of the Act.

                              (c) (X)   Insurance Company as defined in
                                        ss.3(a)(19) of the Act.

                              (e) (X) Investment Adviser registered under ss.203 of the Investment Advisers Act of 1940.

                              (g) (X) Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G).


                               PAGE 7 OF 11 PAGES

                    JHSI:     (g) (X)   Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                    JHAM:     (g) (X)   Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                    TBFG:     (g) (X)   Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                    NM:       (e) (X)   Investment Adviser registered under
                                        ss.203 of the Investment Advisers Act of 1940.
     Item 4         Ownership:

                    (a) Amount Beneficially Owned: NM beneficially owns 1,493,232 shares of Common Stock in various advisory accounts. In addition to the shares owned by NM, John Hancock Advisers, Inc. ("JHA"), an Investment Adviser registered under ss.203 of the Investment Advisers Act of 1940 and a direct, wholly-owned subsidiary of TBFG, beneficially owns 85,200 shares of Common Stock. Through their parent-subsidiary relationship to NM and JHA, JHMLICO, JHSI, JHAM and TBFG have indirect, beneficial ownership of these same shares.

                         The JHA shares are held by the:

                         John Hancock Special Value Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act. Under an Advisory Agreement dated October 1, 1993, JHA has beneficial ownership of the 80,000 shares held in the fund.

                         John Hancock Institutional Series Trust - John Hancock Fundamental Value Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act. Under an Advisory Agreement dated April 3, 1995, JHA has beneficial ownership of the 5,200 shares held in the fund.

                    (b)  Percent of Class:
                         TBFG:  7.3%
                         NM:    6.9%

                    (c)  (i)       sole power to vote or to direct the vote:
                                   NM:   603,587
                                   JHA:   85,200

                         (ii)      shared power to vote or to direct the vote:
                                   -0-

                         (iii) sole power to dispose or to direct the disposition of:
                                   NM:   1,493,232
                                   JHA:     85,200

                         (iv) shared power to dispose or to direct the disposition of: -0-

     Item 5         Ownership of Five Percent or Less of a Class:
                    Not applicable.

                                 8 OF 11 PAGES

     Item 6         Ownership  of More than Five  Percent  on Behalf of  Another
                    Person:
                    See Item 4(a).

     Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    See Items 2(a), 3 and 4.

     Item 8         Identification and Classification of Members of the Group:
                    Not applicable.

     Item 9         Notice of Dissolution of a Group:
                    Not applicable.

     Item 10        Certification:
                    By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.




















                               PAGE 9 OF 11 PAGES

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                      John Hancock Mutual Life Insurance Company
                                      By:      /s/ Marion L. Nierntz
                                      Name:    Marion L. Nierintz
Dated: January 21, 1997               Title:   Second Vice President


                                      John Hancock Subsidiaries, Inc.
                                      By:      /s/ Marion L. Nierintz
                                      Name:    Marion L. Nierintz
Dated: January 21, 1997               Title:   Secretary


                                      John Hancock Asset Management
                                      By:      /s/ James H. Young
                                      Name:    James H. Young
Dated: January 21, 1997               Title:   Secretary


                                      The Berkeley Financial Group
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: January 21, 1997               Title:   Vice President


                                      NM Capital Management, Inc.
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: January 21, 1997               Title:   Assistant Secretary


                               PAGE 10 OF 11 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Asset Management, The Berkeley Financial Group and NM Capital Management, Inc. agree that the Schedule 13G (Amendment No. 2), to which this Agreement is attached, relating to the Common Stock of Russ Berrie & Co., Inc. is filed on behalf of each of them.


                                      John Hancock Mutual Life Insurance Company
                                      By:      /s/ Marion L. Nierntz
                                      Name:    Marion L. Nierintz
Dated: January 21, 1997               Title:   Second Vice President


                                      John Hancock Subsidiaries, Inc.
                                      By:      /s/ Marion L. Nierintz
                                      Name:    Marion L. Nierintz
Dated: January 21, 1997               Title:   Secretary


                                      John Hancock Asset Management
                                      By:      /s/ James H. Young
                                      Name:    James H. Young
Dated: January 21, 1997               Title:   Secretary


                                      The Berkeley Financial Group
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: January 21, 1997               Title:   Vice President


                                      NM Capital Management, Inc.
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: January 21, 1997               Title:   Assistant Secretary

                               PAGE 11 OF 11 PAGES